Exhibit 99.1

NEWS RELEASE

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS

SECOND QUARTER FINANCIAL RESULTS

Quarterly revenue up three percent sequentially

HILLSBORO, OR – July 24, 2008 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the second quarter of fiscal 2008 ended June 28, 2008.

For the second quarter, revenue was $58.1 million, an increase of three percent from the $56.6 million reported in the prior quarter, and a decrease of two percent from the $59.2 million reported in the same quarter a year ago.

FPGA revenue for the second quarter was $13.4 million, down two percent from the $13.7 million reported in the prior quarter, and down one percent from the $13.5 million reported in the same quarter a year ago. PLD revenue for the quarter was $44.7 million, an increase of four percent over the $42.9 million reported in the prior quarter, and a two percent decrease from the $45.7 million reported in the same quarter a year ago.

New product revenue for the second quarter was $12.3 million, up 10 percent from the $11.2 million reported in the prior quarter, and up 90 percent from the $6.5 million reported in the same quarter a year ago.

Other (expense) income, net for the second quarter was an expense of $10.5 million compared to income of $1.3 million reported in the prior quarter and income of $4.3 million reported in the same quarter a year ago. Other expense for the second quarter of 2008 included an impairment charge of $11.3 million primarily related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities. Other income for the second quarter of 2007 included a $0.4 million gain related to the extinguishment of our Zero Coupon Convertible Notes and a $1.6 million gain related to the sale of land.

Net loss for the second quarter was $13.6 million ($0.12 per share), as compared to a prior quarter net loss of $3.3 million ($0.03 per share), and a net loss of $1.5 million ($0.01 per share) reported in the same quarter a year ago. These results include amortization charges, stock-based compensation expense, an impairment charge, restructuring charges, and gain on sale of land which totaled $14.9 million and $4.6 million for the second quarter of 2008 and prior quarter, respectively, and $2.4 million for the second quarter of 2007. Excluding these items, non-GAAP net income for the second quarter of 2008 was $1.3 million as compared to non-GAAP net income of $1.4 million for the first quarter of 2008 and non-GAAP net income of $1.0 million for the same quarter a year ago. The Company believes exclusion of these items more closely approximates its ongoing operational performance.

“I’m honored and excited that the board of Lattice entrusted me to take the lead of our company moving forward,” stated Bruno Guilmart, President and CEO, who joined Lattice July 7, 2008. “In the near term, I am working closely with my management team to comprehensively review Lattice’s business in order to formulate a new cost structure and a refined product strategy. We intend to implement a new business model that better aligns our operating costs with near-term revenue expectations and to deliver improved operating results.”

Business Outlook – September 2008 Quarter:

•	Revenue is expected to be flat to down three percent on a sequential basis;

•	Gross margin percentage is expected to be approximately 55% to 56% of revenue;

•	Total operating expenses are expected to be approximately $33 million;

•	Intangible asset amortization is expected to be approximately $1.4 million; and

•	Interest and other income is expected to be approximately $0.7 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. This measure is generally based on the revenue of our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income excludes amortization of intangible assets, stock-based compensation, impairment of Long-term marketable securities and Other current assets, restructuring charges and gain on sale of land. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges include expense for items such as stock options and restricted stock units granted to employees and purchases under the employee stock purchase plan. Impairment of Long-term marketable securities relates to an other-than-temporary decline in fair value of our auction rate securities that continue to experience unsuccessful auctions. Impairment of Other current assets relates to an other-than-temporary decline in fair value of common stock of one of our foundry partners. Restructuring charges consist of expenses and subsequent adjustments incurred under corporate restructuring plans that were initiated in the fourth quarter of 2005 and in the third quarter of 2007, and include items such as severance costs, costs to vacate space under long-term lease arrangements, and other related expenses. Gain on sale of land relates to a gain resulting from the sale of real property during the relevant period.

Non-GAAP net income is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net loss, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net loss, which is our most directly comparable GAAP financial result. For more information, see the Consolidated Statement of Operations contained in this earnings release.

Conference Call and Business Update:

On July 24, 2008, Lattice will hold a telephone conference call at 2:00 p.m. (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On September 11, 2008, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to the implementation of a new business model and the expected results produced by that model, the timing of related announcements and statements relating to our business outlook. The forward-looking statements in the “Business Outlook - September 2008 Quarter” section of this release do not include the effects of any restructuring charges or other accounting adjustments that may be required by actions taken in connection with the formulation of a new cost structure or refinement of product strategy. Lattice also believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our Mature, Mainstream, and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the disruption of our business activities due to the transition to our new Chief Executive Officer, the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispLever, LatticeECP2/M, LatticeSCM, LatticeXP, LatticeXP2, LatticeMico32 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries. GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Six months ended
	June 28, 2008	March 29, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Revenue	$58,079	$56,604	$59,243	$114,683	$117,350
Costs and expenses:
Cost of products sold	25,551	25,160	26,593	50,711	52,811
Research and development	17,937	17,668	20,752	35,605	42,760
Selling, general and administrative	15,195	14,999	14,785	30,194	29,351
Amortization of intangible assets (1)	1,368	1,481	2,665	2,849	5,332
Restructuring (2)	858	1,790	27	2,648	(103)

	60,909	61,098	64,822	122,007	130,151

Loss from operations	(2,830)	(4,494)	(5,579)	(7,324)	(12,801)
Other (expense) income, net (3)	(10,520)	1,333	4,299	(9,187)	7,307

Loss before provision from income taxes	(13,350)	(3,161)	(1,280)	(16,511)	(5,494)
Provision for income taxes	221	93	181	314	350

Net loss	$(13,571)	$(3,254)	$(1,461)	$(16,825)	$(5,844)

Net loss per share (4):
Basic and diluted	$(0.12)	$(0.03)	$(0.01)	$(0.15)	$(0.05)

Shares used in per share calculations:
Basic and diluted	115,171	115,146	114,827	115,159	114,758

Notes:

(1)	Intangible assets subject to amortization aggregate $3.0 million, net, at June 28, 2008 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc., became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated after the first quarter of 2009.

(2)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of 2005 and the third quarter of fiscal 2007. During the second quarter of fiscal 2008, the Company recorded a charge of $0.9 million, primarily comprised of severance costs related to the resignation of our former President and Chief Executive Officer effective on May 31, 2008. During the first quarter of fiscal 2008, the Company incurred costs of $1.8 million, of which $1.3 million related primarily to costs to vacate leased space and $0.5 million related to severance costs for the resignation of our former President and Chief Executive Officer.

(3)	Includes an $11.3 million loss recorded during the three months ended June 28, 2008 as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities ($10.3 million) and our common stock investment in a foundry partner held in Other current assets ($1.0 million). Includes a $1.6 million gain recorded during the three months ended June 30, 2007 as a result of the Company selling a parcel of undeveloped land near its corporate headquarters.

(4)	For all periods presented, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

Reconciliation of GAAP Net Loss to Non-GAAP Net Income

(in thousands)

(unaudited)

	Three months ended			Six months ended
	June 28, 2008	March 29, 2008	June 30, 2007	June 28, 2008	June 30, 2007
GAAP net loss	$(13,571)	$(3,254)	$(1,461)	$(16,825)	$(5,844)
Reconciling items:
Amortization of intangibles (1)	1,368	1,481	2,665	2,849	5,332
Stock-based compensation	1,294	1,368	1,325	2,662	2,714
Impairment of Long-term marketable securities and Other current assets (2)	11,337	—	—	11,337	—
Gain on sale of land	—	—	(1,604)	—	(1,604)
Restructuring (3)	858	1,790	27	2,648	(103)

Non-GAAP net income	$1,286	$1,385	$952	$2,671	$495

Reconciliation of GAAP Net Loss per Share to Non-GAAP Net Income per Share (unaudited)
	Three months ended			Six months ended
	June 28, 2008	March 29, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Basic and Diluted:
GAAP net loss	$(0.12)	$(0.03)	$(0.01)	$(0.15)	$(0.05)
Reconciling items:
Amortization of intangibles (1)	0.01	0.01	0.02	0.02	0.05
Stock-based compensation	0.01	0.01	0.01	0.02	0.02
Impairment of Long-term marketable securities and Other current assets (2)	0.10	—	—	0.10	—
Gain on sale of land	—	—	(0.01)	—	(0.01)
Restructuring (3)	0.01	0.02	0.00	0.02	(0.00)

Non-GAAP net income (5)	$0.01	$0.01	$0.01	$0.02	$0.00

Shares used in per share calculations (in thousands):
Basic	115,171	115,146	114,827	115,159	114,758

Diluted (4)	119,083	119,227	122,611	119,211	123,290

Notes:

(1)	Intangible assets subject to amortization aggregate $3.0 million, net, at June 28, 2008 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc., became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated after the first quarter of 2009.

(2)	Includes an $11.3 million loss recorded during the three months ended June 28, 2008 as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities ($10.3 million) and our common stock investment in a foundry partner held in Other current assets ($1.0 million).

(3)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of 2005 and the third quarter of 2007. During the second quarter of fiscal 2008, the Company recorded a charge of $0.9 million, primarily comprised of severance costs related to the resignation of our former President and Chief Executive Officer effective on May 31, 2008. During the first quarter of fiscal 2008, the Company incurred costs of $1.8 million, of which $1.3 million related primarily to costs to vacate leased space and $0.5 million related to severance costs for the resignation of our former President and Chief Executive Officer.

(4)	For all periods presented, the computation of diluted earnings per share includes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are dilutive.

(5)	Per share amounts may not add up due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

	June 28, 2008	December 29, 2007
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities (1)(4)	$96,286	$85,063
Accounts receivable, net	29,334	29,293
Inventories	39,071	40,005
Other current assets (2)	35,438	37,185

Total current assets	200,129	191,546
Property and equipment, net	44,113	43,617
Long-term marketable securities (1)	34,555	44,900
Foundry advances, investments and other assets	78,933	90,407
Intangible assets, net (3)	2,965	5,815

	$360,695	$376,285

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$32,449	$32,978
Deferred income and allowances on sales to distributors	7,521	8,033
Zero Coupon Convertible Notes due in 2010 (4)	40,000	40,000

Total current liabilities	79,970	81,011
Other long-term liabilities	7,600	9,042

Total liabilities	87,570	90,053
Stockholders’ equity (1)	273,125	286,232

	$360,695	$376,285

Notes:

(1)	Long-term marketable securities include auction rate securities that were reclassified from Cash, cash equivalents and short-term marketable securities because recent auctions have been unsuccessful, and as a result, such securities are presently considered to be illiquid. As a result of an other-than-temporary decline in fair value for the securities, we recorded an impairment charge of $10.3 million to Net loss for the quarter ended June 28, 2008.

(2)	An impairment charge of $1.0 million was recorded to Net loss for the quarter ended June 28, 2008 for an investment in a foundry partner which is held in Other current assets.

(3)	At December 29, 2007, the Company performed an impairment test on Goodwill. As a result, Goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge. As a result, we no longer have Goodwill recorded on our Consolidated Balance Sheet.

(4)	Subsequent to June 28, 2008, the Company completed the purchase of $40.0 million in principal amount of its Zero Coupon Convertible Notes (“Notes”) due July 1, 2010. The Notes were purchased on July 2, 2008 pursuant to the exercise by the noteholders of their repurchase rights. Based on these purchases, no such Notes remain outstanding.

Lattice Semiconductor Corporation

– Supplemental Historic Financial Information –

	Q208	Q108	Q207
Operations Information
Percent of Revenue
Gross Margin	56.0%	55.6%	55.1%
R&D Expense	30.9%	31.2%	35.0%
SG&A Expense	26.2%	26.5%	25.0%
Depreciation Expense (in thousands)	3,379	3,249	3,396
Capital Expenditures (in thousands)	3,917	3,207	2,914
Balance Sheet Information
Current Ratio	2.5	2.6	5.9
A/R Days Revenue Outstanding	46	47	46
Inventory Months	4.6	4.7	4.3
Revenue% (by Product Family)
FPGA	23%	24%	23%
PLD	77%	76%	77%
Revenue% (by Product Classification)
New	21%	20%	11%
Mainstream	49%	48%	50%
Mature	30%	32%	39%
Revenue% (by Geography)
Americas	20%	22%	24%
Europe (incl. Africa)	20%	22%	18%
Asia	60%	56%	58%
Revenue% (by End Market)
Communications	52%	54%	52%
Industrial & Other	23%	24%	24%
Computing	14%	12%	11%
Consumer & Automotive	11%	10%	13%
Revenue% (by Channel)
Direct	67%	63%	64%
Distribution	33%	37%	36%

New:	LatticeXP2, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream:	FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, ispXPGA, Software and IP

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs